Contact: Mark S. Alsentzer, CEO Bruce C. Rosetto, Executive Vice President 561-394-3511

MEDIA RELEASE

U.S. PLASTIC LUMBER CORP. ANNOUNCES
STOCKHOLDER APPROVAL TO SELL CLEAN EARTH, INC.

For immediate release:

BOCA RATON, FL, August 27, 2002 - U.S. Plastic Lumber Corp. (NASDAQ: “USPL”), announced today that its stockholders approved the sale of Clean Earth, Inc. (“CEI”), its environmental services and recycling division, to CEI Holding Corporation. (“Purchaser”), a corporation recently formed by Eos Partners, L.P., and Bank of America Capital Investors, two private equity investment groups that collectively manage over $ 2.5 billion of capital. USPL previously announced its agreement to sell Clean Earth, Inc. to the Purchaser on June 17, 2002. The closing of this transaction is subject to the completion of certain conditions to closing which have yet to be satisfied.

Mark S. Alsentzer, USPL’s Chief Executive Officer said, “At our Special Meeting of the Stockholders, we had a quorum with approximately 58% of the stockholders present, either in person or by proxy, at the meeting. Of the 25,577,186 shares present at the meeting, 25,199,161 voted in favor of the proposal to sell all of the issued and outstanding capital stock of Clean Earth, Inc. and its subsidiaries to the Purchaser upon the terms and conditions described in our proxy statement. There were 271,102 votes against and 106,923 abstentions.”

In other business at the meeting, the stockholders also voted in favor of the proposal to approve and ratify the issuance of shares of common stock upon the conversion of a debenture and exercise of warrants issued to Stout Partnership. This proposal received 23,897,194 votes in favor, 1,562,119 votes against and 117,873 abstentions.

Alsentzer added, “We are pleased with the outcome of the vote and we will work with the Purchaser in an attempt to close the transaction within the very near future.”

Certain statements and information included in this press release constitute “forward looking statements” contained within the meaning of the Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intends to” or similar expressions are intended to identify “forward-looking statements”. Such statements are subject to certain risks and uncertainties, including but not limited to risks associated with our credit facilities and liquidity, the ability to obtain adequate financing on commercially acceptable terms, economic conditions, the affects of rapid growth upon the Company and the ability of management to effectively respond to such growth, demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, regulatory matters, protection of the Company’s proprietary technology, the effects of competition from entities with greater financial resources than that possessed by the Company and shareholder dilution. Such factors could materially adversely affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussions of such factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in the Company’s SEC filings.

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